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                                  EXHIBIT 11.0

                IHOP CORP. AND SUBSIDIARIES STATEMENT REGARDING
                       COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

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
                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
NET INCOME PER COMMON SHARE BASIC
  Weighted average shares outstanding.......................   20,048     20,076
                                                              =======    =======
  Net income available to common shareholders...............  $ 7,474    $ 7,229
                                                              =======    =======
  Net income per share--basic...............................  $  0.37    $  0.36
                                                              =======    =======
NET INCOME PER COMMON SHARE DILUTED
  Weighted average shares outstanding.......................   20,048     20,076
  Net effect of dilutive stock options based on the treasury
    stock method using the average market price.............      372        179
                                                              -------    -------
Total.......................................................   20,420     20,255
                                                              =======    =======
Net income available to common shareholders.................  $ 7,474    $ 7,229
                                                              =======    =======
Net income per share--diluted...............................  $  0.37    $  0.36
                                                              =======    =======
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